Exhibit 99.1

PRESS RELEASE

INNOSPEC REPORTS FIRST QUARTER FINANCIAL RESULTS

GAAP Diluted EPS $0.30 vs. $0.26

Excluding Special Items, Diluted EPS $0.67 vs. $0.67

Newark, Del. – May 6, 2010 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the first quarter ended March 31, 2010.

Total net sales for the quarter were $163.5 million, up 10% from $148.1 million in the corresponding period last year. Net income was $7.4 million, or $0.30 per diluted share, a 16% increase from $6.4 million, or $0.26 per diluted share, a year ago. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) for the quarter was $15.4 million, compared with $16.0 million a year ago.

Results for the first quarter include a non-cash restructuring charge of $6.2 million, after taxes, or $0.24 per diluted share, related to changes in the Company’s United Kingdom defined benefit pension plan, as well as an increased after-tax pension charge of $2.9 million, or $0.12 per diluted share. The results also include several other special items, which are summarized in the table below. For the first quarter of 2010, these items had a combined negative impact on net income of $9.2 million, or $0.37 per diluted share; a year ago, similar items reduced net income by $9.9 million, or $0.41 per diluted share. Excluding these items, diluted earnings per share for both periods were $0.67.

EBITDA and net income excluding special items, and related per share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended March 31, 2010		Quarter ended March 31, 2009
	After-tax (in millions)	Per diluted share	After-tax (in millions)	Per diluted share

Net income	$7.4	$0.30	$6.4	$0.26

Restructuring charge	6.2	0.24	0.9	0.04
Adjustments to OFFP/FCPA settlement accruals	(3.0)	(0.12)	—	—
OFFP/FCPA legal and professional expenses	2.9	0.12	4.8	0.20
Pension charge	2.9	0.12	1.0	0.04
Foreign exchange losses	0.2	0.01	4.9	0.20
Gain on stock options forfeited	—	—	(1.7)	(0.07)

	9.2	0.37	9.9	0.41

Net income excluding special items	$16.6	$0.67	$16.3	$0.67

“We are very pleased with our first quarter operating results, given the headwinds we continue to face from weak fuel demand in Fuel Specialties, our biggest business,” said Patrick Williams, President and Chief Executive Officer. “Fuel Specialties achieved an impressive 5% increase in unit volume, although its operating income declined due to lower selling prices and a difficult comparison with exceptionally strong gross margins a year ago. Active Chemicals reported excellent results, with broad-based sales growth and continued margin improvement, while Octane Additives rebounded from an unusually weak quarter a year ago.”

In Fuel Specialties, net sales for the first quarter were $112.8 million, down 1% from $113.5 million in last year’s first quarter. By region, sales were down 12% in the Americas, but increased 1% in the Europe, Middle East and Africa (EMEA) region, and 33% in the Asia-Pacific region. The segment’s gross margin was 33.7%, compared with 37.4% a year ago. Its operating income for the quarter was $22.1 million, down 19% from $27.2 million a year ago.

Active Chemicals reported net sales of $37.4 million, up 28% from $29.3 million a year ago. By region, sales increased 15% in the Americas, 36% in the EMEA region, and 42% in the Asia-Pacific region. Active Chemicals’ gross margin was 21.9% for the quarter, compared with 17.4% a year ago. The segment’s operating income was $4.1 million, up sharply from $1.2 million in last year’s first quarter.

In Octane Additives, net sales for the quarter were $13.3 million, more than double the $5.3 million a year ago. The segment’s gross margin was 45.1%, compared with 50.9% a year ago. Operating income for the quarter was $6.7 million including a $3.0 million adjustment to the settlement accruals in respect of the United Nations Oil for Food Program and FCPA investigations. This compares with a $5.8 million operating loss a year ago which included $7.0 million in OFFP/FCPA legal and professional expenses and accruals.

Corporate costs for the quarter were $9.0 million, including a $3.9 million pre-tax charge for the expected cost over the next three years of the Company’s new external compliance monitor. In last year’s first quarter, corporate costs were $1.0 million, including a $2.4 million gain from forfeited executive stock options. Excluding special items, corporate costs were $5.1 million, compared with $3.4 million a year ago, reflecting in part the strength of the British pound. As expected, Innospec incurred a $3.8 million pre-tax charge related to its pension plan, compared with a $1.5 million charge a year ago. The Company also recorded after-tax foreign exchange losses of $0.2 million in the first quarter, compared with $4.9 million a year ago. The effective tax rate for the quarter was 26.0%, compared to 32.6% in last year’s first quarter.

Net cash generated from operations was $8.4 million for the quarter, driven primarily by continued strong operating income, partly offset by increased working capital requirements. As of March 31, 2010, Innospec had $67.5 million in cash and cash equivalents, $22.5 million more than its total debt of $45.0 million. The Company continues to expect cash outflows in future quarters based on the need to build working capital further, increased capital expenditures, and the timing of other cash flows.

During the first quarter, the Company reached a final resolution of the investigations brought by the U.S. and United Kingdom government authorities concerning Innospec’s actions under the OFFP, as well as the subsequent investigations stemming from those actions under the FCPA and similar laws. Innospec has agreed to pay up to $40.2 million in total fines, penalties and disgorgement of profits over a period of four years. The Company recorded accruals for the full amount in its financial results for the third and fourth quarters of 2009.

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA and net income excluding special items, and related per share amounts. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense (net), income taxes, depreciation, amortization and impairment of Octane Additives business goodwill. Net income excluding special items is net income per our consolidated financial statements adjusted for the exclusion of charges for restructuring charge, adjustments to OFFP/FCPA settlement accruals, OFFP/FCPA legal and professional expenses, pension charge, foreign exchange losses and gain on stock options forfeited. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 800 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec’s Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec’s Active Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Household, Industrial & Institutional; and Fragrance Ingredients markets. Innospec’s Octane Additives business is the world’s only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects”, “anticipates”, “may”, “believes” or similar words or expressions), for example, which relate to operating performance, events or developments that we expect or anticipate will or may occur in the future (including, without limitation, any of the Company’s guidance in respect of sales, gross margins, net income, growth potential and other measures of financial performance). Although forward-looking statements are believed by management to be reasonable when made, caution should be exercised not to place undue reliance on such statements because they are subject to certain risks, uncertainties and assumptions, including in respect of the general business environment, regulatory actions or changes. If the risks or uncertainties materialize or assumptions prove incorrect or change, our actual performance or results may differ materially from those expressed or implied by such forward-looking statements and assumptions. Additional information regarding risks, uncertainties and assumptions relating to the Company and affecting our business operations and prospects are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors”. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Kate Davison

Innospec Inc.

+44-151-348-5825

Kate.Davison@innospecinc.com

Tom Pratt

RF|Binder Partners

+1-212-994-7563

Tom.Pratt@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

		Three Months Ended March 31
		2010	2009
(in millions except share and per share data)
Net sales		$163.5	$148.1
Cost of goods sold		(111.3)	(97.9)

Gross profit		52.2	50.2

Selling, general and administrative		(26.9)	(25.7)
Research and development		(4.0)	(3.2)
Restructuring charge		(8.2)	(1.3)
Amortization of intangible assets		(1.2)	(1.2)
Impairment of Octane Additives business goodwill		(0.6)	(0.6)

		(40.9)	(32.0)

Operating income		11.3	18.2
Other net expense		(0.1)	(7.1)
Interest expense (net)		(1.2)	(1.6)

Income before income taxes		10.0	9.5
Income taxes		(2.6)	(3.1)

Net income		$7.4	$6.4

Earnings per share	Basic	$0.31	$0.27
	Diluted	$0.30	$0.26

Weighted average shares	Basic	23,682	23,603
outstanding (in thousands)	Diluted	24,883	24,564

Schedule 2A

INNOSPEC INC. AND SUBSIDIARIES

SEGMENTAL ANALYSIS

ANALYSIS OF BUSINESS UNIT RESULTS

	Three Months Ended March 31
(in millions)	2010	2009

Net sales
Fuel Specialties	$112.8	$113.5
Active Chemicals	37.4	29.3
Octane Additives	13.3	5.3

	163.5	148.1

Gross profit
Fuel Specialties	38.0	42.4
Active Chemicals	8.2	5.1
Octane Additives	6.0	2.7

	52.2	50.2

Operating income
Fuel Specialties	22.1	27.2
Active Chemicals	4.1	1.2
Octane Additives	6.7	(5.8)
Pension charge	(3.8)	(1.5)
Corporate costs	(9.0)	(1.0)

	20.1	20.1

Restructuring charge	(8.2)	(1.3)
Impairment of Octane Additives business goodwill	(0.6)	(0.6)

Total operating income	$11.3	$18.2

Schedule 2B

NON GAAP MEASURES
	Three Months Ended March 31
(in millions)	2010	2009

Net income	$7.4	$6.4
Interest expense (net)	1.2	1.6
Income taxes	2.6	3.1
Depreciation and amortization	3.6	4.3
Impairment of Octane Additives business goodwill	0.6	0.6

EBITDA	15.4	16.0

Fuel Specialties	23.3	28.4
Active Chemicals	5.6	2.7
Octane Additives	7.2	(5.0)
Pension charge	(3.8)	(1.5)
Corporate costs	(8.6)	(0.2)

	23.7	24.4
Restructuring charge	(8.2)	(1.3)
Other net expense	(0.1)	(7.1)

EBITDA	$15.4	$16.0

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31 2010	December 31 2009
	(in millions)
Assets
Current assets
Cash and cash equivalents	$67.5	$68.6
Accounts receivable (less allowance of $2.6 and $2.3, respectively)	90.3	89.8
Inventories	118.1	120.6
Prepaid expenses	3.7	3.9
Prepaid income taxes	1.6	—

Total current assets	281.2	282.9

Property, plant and equipment	48.1	50.6
Goodwill – Octane Additives	6.2	6.8
Goodwill – Other	139.1	139.2
Intangible assets	22.5	23.7
Deferred finance costs	1.6	1.9
Deferred income taxes	37.6	36.9
Other non-current assets	0.9	1.1

Total assets	$537.2	$543.1

Liabilities and Stockholders’ Equity
Accounts payable	$46.7	$50.2
Current portion of accrued liabilities	72.9	104.4
Accrued income taxes	—	6.3
Short-term borrowing	15.0	10.0
Current portion of plant closure provisions	4.3	3.9
Current portion of unrecognized tax benefits	9.9	5.0
Current portion of deferred income	0.4	0.1

Total current liabilities	149.2	179.9

Accrued liabilities, net of current portion	22.2	—
Long-term debt, net of current portion	30.0	41.0
Plant closure provisions, net of current portion	23.9	24.5
Unrecognized tax benefits, net of current portion	11.6	14.4
Pension liability	134.6	124.2
Other non-current liabilities	2.1	0.7
Deferred income, net of current portion	0.5	0.8
Total stockholders’ equity	163.1	157.6

Total liabilities and stockholders’ equity	$537.2	$543.1

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31
	2010	2009
	(in millions)
Cash Flows from Operating Activities

Net income	$7.4	$6.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	3.9	4.8
Impairment of Octane Additives business goodwill	0.6	0.6
Deferred income taxes	(0.6)	(2.9)
Changes in working capital	(9.2)	15.5
Income taxes and other current liabilities	(7.7)	4.5
Movement on plant closure provisions	—	1.2
Movement on pension liability	10.4	0.1
Stock option compensation charge/(credit)	0.9	(1.3)
Movements on other non-current assets and liabilities	2.7	(1.6)

Net cash provided by operating activities	8.4	27.3

Cash Flows from Investing Activities

Capital expenditures	(1.4)	(2.1)

Net cash (used in) investing activities	(1.4)	(2.1)

Cash Flows from Financing Activities

Net receipt of revolving credit facility	4.0	5.0
Repayment of term loan	(10.0)	(55.0)
Receipt of term loan	—	50.0
Refinancing costs	—	(3.6)
Repurchase of common stock	(0.1)	—

Net cash (used in) financing activities	(6.1)	(3.6)
Effect of exchange rate changes on cash	(2.0)	—

Net change in cash and cash equivalents	(1.1)	21.6
Cash and cash equivalents at beginning of period	68.6	13.9

Cash and cash equivalents at end of period	$67.5	$35.5

Amortization of deferred finance costs of $0.3m (2009 - $0.5m) are included in depreciation and amortization in the cash flow statement but in interest in the income statement.